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                             FOR IMMEDIATE RELEASE

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CONTACTS:
Craig Hammett                                Patti McAtee                             Joele Frank
Vice President, Chief Financial Officer      Director, Corporate Communications       Abernathy MacGregor
(402) 341-4500                               (402) 341-4500                           (212) 371-5999
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                CALENERGY EXECUTES FULLY UNDERWRITTEN FINANCING
                     COMMITMENTS FOR PROPOSED NYSEG MERGER

         New York, New York, August 6, 1997, CalEnergy Company, Inc. ("CalEnergy") (NYSE, PSE and LSE symbol: CE) and its wholly owned subsidiary, CE Electric (NY), Inc. ("CENY") announced today the signing of fully underwritten binding financing commitment agreements with Credit Suisse First Boston and Lehman Brothers to fund CalEnergy's purchase of 100% of the shares of common stock ("Shares") of New York State Electric & Gas Corporation ("NYSEG") (as well as to fund transaction costs and working capital requirements) pursuant to CalEnergy's proposed $27.50 per Share merger proposal.

         Fully underwritten binding commitment agreements in an amount totaling up to $1.9 billion have been entered into by CalEnergy and CENY as follows:

            o New and amended CalEnergy revolving credit facilities in the aggregate amount of $400 million.
            o Up to a $500 million CalEnergy bridge financing facility, if required.
            o Up to $1.0 billion of CENY credit facilities comprised of a $650 million five-year term loan and a $350 million five-year revolving credit facility.

         On August 5, 1997, CalEnergy and certain affiliated capital funding trusts also filed with the Securities and Exchange Commission a shelf registration statement covering up to $1.5 billion of common stock, preferred stock and debt securities which may be sold from time to time for various purposes. CalEnergy presently intends to effect certain equity and debt securities offerings on a prompt basis (subject to market conditions), in which case drawings under the bridge facility may not be required. The equity component of such future offerings is not currently expected to exceed approximately $550 million.

         CalEnergy's Chairman and CEO, David L. Sokol, commented, "We are pleased to have executed binding commitments to provide the necessary financing for our proposed merger with NYSEG at a $27.50 per common share purchase price and to fund related transaction costs and provide working capital for CENY and NYSEG. These binding commitments should provide us with all the financing flexibility necessary to complete the acquisition of 100% of the NYSEG shares on the terms we have previously proposed. We intend to proceed in a determined fashion to pursue the NYSEG acquisition. We look forward to the successful consummation of our pending cash tender offer for 9.9% of the NYSEG common shares as scheduled on August 14, 1997, and we very much hope to commence merger negotiations with NYSEG's management on a similarly prompt timetable."

                                    -more-

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         On July 18, 1997, CENY formally commenced a cash tender offer for
6,540,670 common shares of NYSEG at a price of $24.50 per share. The tender offer is scheduled to expire at 12:00 midnight, New York City time on Thursday, August 14, 1997, unless extended.

         CalEnergy, which manages and owns interests in over 5,000 net MW of power generation facilities in operation, construction and development worldwide, currently operates 20 generating facilities and also supplies and distributes electricity to 1.5 million customers.

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